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                                                                   EXHIBIT 99(n)

                      FIRST AMERICAN INVESTMENT FUNDS, INC.

         Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3

                           Effective December 5, 2006

I. PREAMBLE.

Each of the funds listed below (each a "Fund," and collectively the "Funds"), each a portfolio of First American Investment Funds, Inc. (the "Company"), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") in offering multiple classes of shares in each Fund:


Balanced Fund
Equity Income Fund                                   Short Term Bond Fund
Large Cap Growth Opportunities Fund                  High Income Bond Fund
Large Cap Value Fund                                 U.S. Government Mortgage Fund
Large Cap Select Fund                                Intermediate Government Bond Fund
Equity Index Fund                                    Inflation Protected Securities Fund
Mid Cap Index Fund                                   Arizona Tax Free Fund
Small Cap Index Fund                                 California Intermediate Tax Free Fund
Small Cap Growth Opportunities Fund                  California Tax Free Fund
Mid Cap Growth Opportunities Fund                    Colorado Intermediate Tax Free Fund
Mid Cap Value Fund                                   Colorado Tax Free Fund
Small Cap Select Fund                                Intermediate Tax Free Fund
Small Cap Value Fund                                 Minnesota Intermediate Tax Free Fund
International Fund                                   Minnesota Tax Free Fund
Real Estate Securities Fund                          Missouri Tax Free Fund
Small-Mid Cap Core Fund                              Nebraska Tax Free Fund
Total Return Bond Fund                               Oregon Intermediate Tax Free Fund
Core Bond Fund                                       Tax Free Fund
Intermediate Term Bond Fund                          Ohio Tax Free Fund
International Select Fund                            Short Tax Free Fund

This Plan sets forth the differences among classes of shares of the Funds, including distribution arrangements, shareholder services, expense allocations, conversion and exchange options, and voting rights.

II. ATTRIBUTES OF SHARE CLASSES.

         The attributes of each existing class of the existing Funds (i.e. Class A, Class B, Class C, Class R and Class Y shares), with respect to distribution arrangements, shareholder services, transfer agency services, recordkeeping services, and conversion and exchange options shall be as set forth in the following materials:



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A.   The Prospectuses of the various share classes of the respective Funds in the forms most recently filed with the Securities and Exchange Commission (the "SEC") prior to the date of this Plan as amended.

B. Statements of Additional Information of the respective Funds in the forms most recently filed with the SEC prior to the date of this Plan as amended

C. First American Investment Funds, Inc. Amended and Restated Distribution and Service Plan effective September 19, 2006.

D.   Administration Agreement with FAF Advisors, Inc. dated July 1, 2006.

E.   Transfer Agency Agreement with U.S. Bancorp Fund Services dated July 1,
     2006.

     Expenses of such existing classes of the Funds shall continue to be allocated in the manner set forth in III below. Each such existing class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

III. EXPENSE ALLOCATIONS.

     Expenses of the existing classes of the existing Funds shall be allocated as follows:

A. Distribution fees, service fees, transfer agency fees and recordkeeping fees relating to the respective classes of shares, as set forth in the materials referred to in II above, shall be borne exclusively by the classes of shares to which they relate.

B. Except as set forth in A above, expenses of the Funds shall be borne at the Fund level and shall not be allocated on a class basis.

         Unless and until this Plan is amended to provide otherwise, the methodology and procedures for allocating income, realized gains and losses, unrealized appreciation and depreciation, and Fund-wide expenses shall be based on the net assets of each class in relation to the net assets of the company ("relative net assets") as set forth in Rule 18f-3(c)(1)(i).

         The foregoing allocations shall in all cases be made in a manner consistent with Revenue Procedure 96-47 (Internal Revenue Code, Section 562) of the Internal Revenue Service.




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IV. AMENDMENT OF PLAN; PERIODIC REVIEW.

A. New Funds and New Classes. With respect to any new portfolio of the Company created after the date of this Plan and any new class of shares of the existing Funds created after the date of this Plan, the Board of Directors of the Company shall approve amendments to this Plan setting forth the attributes of the classes of shares of such new portfolio or of such new class of shares.

B. Material Amendments and Periodic Reviews. The Board of Directors of the Company, including a majority of the independent directors, shall periodically review this Plan for its continued appropriateness and shall approve any material amendment of this Plan as it relates to any class of any Fund covered by this Plan.